                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.    5  )*
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                            Delta Airlines, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                  Common
                     ----------------------------------
                       (Title of Class of Securities)

                                 247361108
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  5  Pages
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CUSIP No. 247361108                   13G
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 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

                PRIMECAP Management Company         95-3868081
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
                 225 So. Lake Avenue #400, Pasadena, Ca 91101-3005
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Number of Shares              (5) Sole Voting  **
 Beneficially                       Power         2,927,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power            -0-
                             --------------------------------------------------
                              (7) Sole Dispositive **
                                    Power         2,927,000
                             --------------------------------------------------
                              (8) Shared Dispositive **
                                    Power         8,489,000
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                        11,416,000
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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

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(11) Percent of Class Represented by Amount in Row (9)
                          8.00%
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(12) Type of Reporting Person*
                           IA
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                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                             ** "The number of shares over which the reporting
                                 person has shared and sole voting and
                                 dispositive power was previously erroneously reported."

ITEM 1(A).  NAME OF ISSUER

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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

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ITEM 2(A).  NAME OF PERSON(S) FILING

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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

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ITEM 2(C).  CITIZENSHIP

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ITEM 2(D).  TITLE OF CLASS OF SECURITIES

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ITEM 2(E).  CUSIP NUMBER

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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                               Page  3  of  5  Pages
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ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

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    (b) Percent of Class:

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    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

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         (ii) shared power to vote or to direct the vote

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        (iii) sole power to dispose or to direct the disposition of

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         (iv) shared power to dispose or to direct the disposition of

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       January 31, 1999
                                       ----------------------------------------
                                       (Date)
                                       /s/ Theo A. Kolokotrones
                                       ----------------------------------------
                                       (Signature)
                                       Theo A. Kolokotrones, President
                                       ----------------------------------------
                                       (Name/Title)

                              Page 4 of  5  Pages
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The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission.

   ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

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